EXHIBIT 23.1

INDEPENDENT AUDITORS' CONSENT

      We consent to the incorporation by reference in this Registration Statement of Pacific Sunwear of California, Inc. on Form S-8 pertaining to the Pacific Sunwear of California, Inc. 1999 Stock Award Plan of our report dated March 11, 2003 (which report expresses an unqualified opinion and includes an explanatory paragraph relating to a change in accounting for goodwill and other intangible assets during the year ended February 1, 2003), appearing in the Annual Report on Form 10-K of Pacific Sunwear of California, Inc. for the year ended February 1, 2003.

/s/ Deloitte & Touche LLP
DELOITTE & TOUCHE LLP

Costa Mesa, California
July 28, 2003